Exhibit 99.1

Sensus Healthcare, Inc. Announces Separation of Units Sold in IPO

BOCA RATON, Fla. – July 21, 2016 – Sensus Healthcare, Inc. (NASDAQ: SRTSU), a medical device company specializing in the treatment of non-melanoma skin cancers and other skin conditions, such as keloids, with superficial radiation therapy, today announced that the 2,300,000 units issued in its underwritten initial public offering will separate in accordance with their terms on July 25, 2016. Each unit consists of one share of common stock, $0.01 par value per share, and a three-year warrant to purchase one share of common stock at an initial exercise price of $6.75 per share.

At the commencement of trading on July 25, 2016, the common stock and warrants will trade separately on The NASDAQ Capital Market under the symbols “SRTS” and “SRTSW,” respectively. The units, which are currently trading under the symbol “SRTSU,” will no longer be listed on The NASDAQ Capital Market following the separation.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Sensus

Sensus Healthcare, Inc. is a medical device company that is committed to enabling non-invasive and cost-effective treatment of non-melanoma skin cancers and keloids. Sensus uses a proprietary low energy x-ray radiation technology known as superficial radiation therapy (SRT), which is a result of over a decade of dedicated research and development activities. Sensus has successfully incorporated the SRT therapy into its portfolio of treatment devices, the SRT-100™ and SRT-100 Vision™. To date, the SRT technology has been used to effectively and safely treat oncological and non-oncological skin conditions in thousands of patients. For more information, visit http://www.sensushealthcare.com.

Investor Relations:

Jeffrey Goldberger / Allison Soss

KCSA Strategic Communications

Phone: 212-896-1249 / 212-896-1267

Email: jgoldberger@kcsa.com / asoss@kcsa.com